TRANSCRIPT OF COMPANY’S TELECONFERENCE HELD ON FEBRUARY 16, 2005

Operator

Good afternoon and welcome to the Glatfelter fourth-quarter 2004 earnings conference call. At this time all participants have been placed on a listen-only mode and the floor will be open for questions following the presentation. It is now my pleasure to turn the floor over to your host, Mr. Glenn Davies. Sir, please go ahead.

Glenn Davies - Glatfelter — Corporate Finance

Good afternoon. This is Glenn Davies, of Glatfelter’s Corporate Finance Group and I would like to welcome you to our conference call to review our earnings release for the fourth quarter of 2004. On the call this afternoon from Glatfelter is George Glatfelter, our Chairman and Chief Executive Officer; John van Roden, our Senior Vice President and Chief Financial Officer; and Dante Parrini, our Senior Vice President and General Manager. Also in attendance is John Jacunski, Vice President and Corporate Controller.

Before we begin our discussion I would like to remind you that any statements that may be made today with regards to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our 2003 annual report filed with the SEC for important factors which among others could cause our actual results to differ from any results which might be projected, forecasted or estimated in any such forward-looking statements.

And with that I will now turn the call over to George.

George Glatfelter - Glatfelter — Chairman and CEO

Thanks, Glenn. Good afternoon, everyone and welcome to our 2004 fourth-quarter conference call. I hope that you have had an opportunity to review the earnings release that we issued earlier today. After my introductory remarks, John van Roden will provide an overview of our financial performance during the fourth-quarter, followed by comments and Dante on the operational side of the business. I will then conclude with a few remarks before opening the call up for your questions.

The fourth quarter and for that matter all of 2004 was a very active and productive period for Glatfelter as we continued to pursue our vision of becoming the global supplier of choice in specialty papers and engineered products. I am very pleased with the performance that we have generated throughout the year. We knew going in that 2004 would be a very challenging year. We focused our attention on a few things that could significantly improve our performance and challenged our organization to execute these few things well.

We also challenged ourselves to think differently and favored true step change thinking over small-scale incremental enhancements. Focus on a few things that matter most, execute each one of them well, step change improvement versus incremental thinking. That is the story behind the performance of Glatfelter in 2004.

One of the few things was the North American restructuring plan designed to improve our financial performance by 15 to $20 million by 2006. Since announced in early 2004, we have been successfully executing this plan. These efforts have increased productivity, reduced cost, and strengthen our mix of higher value niche products. The benefits are demonstrated in significantly improve profitability in fourth quarter compared to last year and in an improvement compared to the third quarter of this year despite the seasonal softening that we experienced in November and December.

A key component of the success of the restructuring plan is a fundamental change in the way we manage our business units. During the year we began the transition from three distinct business units to two, the European based Long-Fiber and Overlay Papers business unit and the North American based Specialty Papers business units. While the Long-Fiber and Overlay business unit remains unchanged, the combination of the former engineered products and Printing and Converting Papers business units into Specialty Papers allows us to more effectively manage the demand planning process, optimize our product mix, minimize our process variability, and meet the demands of our customers.

To summarize, our business performed well during the quarter, continuing trends we have seen throughout the past few quarters. Demand for our higher value products increased and we enjoyed strengthening pricing conditions this quarter when compared with earlier quarters of 2004. The cost reduction efforts that we initiated earlier in the year are having a positive impact upon our performance and are expected to offset the increasing input costs that are currently prevalent in our business.

Later in the call I will provide further insight into our business performance, but first I’d like to ask John to provide a review of the fourth-quarter financial results. John?

John van Roden - Glatfelter — SVP and CFO

Thank you George. Earlier today we reported income from continuing operations of $19.3 million or 44 cents per share for the fourth quarter of 2004 compared with a net loss of $7.7 million or 18 cents per share in the fourth quarter a year ago. After adjusting our reported results for non-recurring items in each quarter which are outlined in today’s release, our adjusted earnings were $7.7 million or 17 cents per share in the fourth quarter of 2004. In the same quarter of 2003 we broke even.

The improved operating results are primarily due to increased volumes in our Long-Fiber and Overlay business unit as well as improved pricing across our North American based Specialty Papers unit. Together these factors contributed approximately 7 cents per share when compared to a year ago. In addition, cost reduction, improved productivity, reduced downtime contributed approximately 5 cents per share.

Our gross margin widened to 21 percent in the current quarter, compared to 19 percent in the third quarter of 2004 and 9 percent last year. The improvement largely reflects our efforts to shift our mix to higher margin products, as well as benefits from changes in our supply chain management processes and improved productivity.

In the fourth quarter of 2004 the effective tax rate on adjusted earnings was 24.8 percent. This low effective tax rate, which added 2 cents per share to adjusted earnings in the quarter, was primarily due to the favorable resolution of certain federal tax matters. Going forward we expect our effective tax rate to be in the range of 35 to 38 percent.

During the quarter we completed the sale of 2400 acres of timberland for $23.5 million. For the year we sold approximately 4500 acres for $56.6 million. As you know, we are committed to maintaining a solid balance sheet. During the year net debt was reduced by $67 million and we ended the quarter with net debt to total capital of 28.9 percent compared to 39.1 percent at the end of 2003.

This concludes my comments, George, and I’ll turn it back to you.

George Glatfelter - Glatfelter — Chairman and CEO

Thanks John. I would now like to ask Dante to give us an overview of the operational side of the business. Dante?

Dante Parrini - Glatfelter — SVP and General Manager

Thank you, George and good afternoon. I’ll provide comments on the performance of our business units, mill operations and new product development for the fourth quarter of 2004. As George mentioned earlier, our business unit reporting structure has been modified to reflect changes in the way we manage our business. Our two business units are the European based Long-Fiber and Overlay Papers business. And the North American based Specialty Papers business, which is a combination of printing and converting and engineered products.

Let’s start with Long-Fiber and Overlay. As you might recall, this business is a world leader in the manufacture of high-quality filter papers for food and beverage markets. Overlay papers for the composite laminate industry, premium quality metallized papers, and several niche specialty nonwovens. Fourth quarter 2004 net sales were approximately 24 percent ahead of the same quarter a year ago, which is largely due to the continued strong performance from the food and beverage segment and to the translation effect of foreign currency.

Volumes increased approximately 10 percent in the quarter-to-quarter comparison. December was a record month for teabag paper shipments and we also continued to benefit from the explosive growth of the single cup coffee pad business that you have heard us discuss previously.

From a new product development perspective, we remain on track to achieve our growth objectives for technical specialty nonwovens in 2005. In terms of near-term demand and pricing outlook, demand is solid for food and beverage products. This is the traditional busy season for teabag papers, however, demand for Overlay Papers has softened recently due to a general slowdown in the European laminate market. We expect demand to return to more normal levels during the second quarter. And demand for metallized papers is improving. Near term outlook for pricing in this business unit is relatively stable.

Now let’s move to our North American based Specialty Papers business unit, which includes premium quality fine papers for the book publishing and envelope converting industries and customized products for the digital imaging, casting and release pressure sensitive and several niche technical specialty markets.

Net sales were up approximately 4 percent during the fourth quarter and volumes were down by 4 percent versus the same quarter a year ago. Net sales was influenced by improved product mix and pricing that was 5.1 percent higher in the comparison. The lower volume in the fourth quarter was largely due to reduced production capacity in Neenah, Wisconsin associated with the decommissioning of a paper machine that occurred during the fourth quarter of 2003.

In the year-over-year fourth-quarter comparison, we experienced strong unit volume growth in several targeted areas such as trade book papers, inkjet products, premium lightweight printing papers, envelope papers and customized products, which includes a number of uncoated technical specialties.

Targeted business development activities, the continued success of our new product development process along with strong market acceptance of performance plus, which is our new book publishing service program, all contributed to the improved performance in the fourth-quarter. Near-term demand for specialty papers is strong and pricing is stable.

Now a few comments on mill operations. Outside of scheduled maintenance outages in December, all of our mills ran relatively well during the fourth quarter. While the Neenah mills performance has improved as market conditions improve, the mill remains an area of concern. We have developed several initiatives designed to improve the mill’s performance that are in various stages of completion. We will continue to explore innovative ways to enhance this mill’s profitability.

Now a few comments on new product development. During the fourth quarter approximately 60 percent of our net revenue came from products less than five years old. This represents an all-time record for Glatfelter, which speaks to the success of our internal new product development process and the strong acknowledgement by the market of Glatfelter as their supplier of choice. Although it would be difficult to sustain a 60 percent new product development revenue level, we remain committed to maintaining a 50 percent run rate through the cycle, which is our target for 2005.

This concludes my comments. I will now turn it back to you, George.

George Glatfelter - Glatfelter — Chairman and CEO

Thanks Dante. As you have just heard, we are continuing to see the positive trend in our business that began earlier in the year. Demand remains strong in targeted high-value niche markets and pricing conditions are stable and in some markets actually increasing.

The growth strategy for our Long-Fiber and Overlay business is on track and continues to produce attractive results. Our plan to improve product mix and reduce cost is on target and delivering anticipated benefits. We have continued to drive new product development as an engine of growth across the Company. Our balance sheet is strong and we continue to extract value from nonstrategic assets.

In my opening remarks I spoke about focusing upon a few things and doing them well. In this regard there are four components to our strategy that will drive our business success in 2005. They are first to continue to grow revenue in these high-value niche markets. Secondly, execute our Long-Fiber and Overlay growth plan. Third, achieve the targeted financial improvements of 15 to $20 million through our North American restructuring plan. Fourth and finally, maintain our financial strength.

I will conclude by restating that I am very pleased with the progress that we have made within the business in 2004. Furthermore, I am both gratified and frankly excited to note that we are beginning to see the results. Clearly issues remain for our business as well as for our industry. Looking forward we remain cautious about the impact that higher prices of energy and certain raw materials could have on global economies as well as on our Company.

I am concerned about input costs and their impact upon our margins. We will keep looking for creative ways to offset these costs. It is as important as anything we do. At the same time it is fair to say that we have done a lot within the company during a pretty difficult time and I like what I see going forward. I’m guardedly optimistic about the business environment in which we participate and I feel pretty good about our business plan for 2005.

I promise you that for 2005 we will continue to focus upon the few things that matter most to our shareholders, our customers, and our employees. Think large rather than incrementally and execute well.

At this point, I thank you for your participation in today’s conference call and I will turn the call back to Glenn.

Glenn Davies - Glatfelter — Corporate Finance

Thank you, George. This does conclude our prepared remarks section of the call. At this time we are prepared to answer any questions you may have and I’d like to ask the conference call operator to provide you with instructions for this portion.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Mark Connelly with CSFB.

Sam McGovern - CSFB — Analyst

It’s actually Sam McGovern. A quick question here. Your balance sheet is (inaudible) at this point has and it sounds like you are doing better about internal performance. Do you feel that Glatfelter is at a place where strategic acquisition might make sense?

George Glatfelter - Glatfelter — Chairman and CEO

Thank you, this is George. I’ll take that question. And we had a little difficulty with some of the voice transmission so if I don’t capture the spirit of your question, please redirect me. The question has to do with strategic acquisitions and utilizing the balance sheet to that effect. I think the answer clearly lies with the view that we are open to any and all opportunities to create value for shareholders. Clearly we have been driving the balance sheet down to levels that offer us the opportunity perhaps to explore growth opportunities.

I will tell you that if we do that we will do it in a very disciplined fashion. I think in previous calls I have outlined exactly what our approach would be in that regard, but it is clear that from the standpoint of our financial risk profile, with the current debt to capital ratios that we have, we have the flexibility to explore these opportunities where in previous years perhaps we would’ve been more constrained.

Sam McGovern - CSFB — Analyst

Also in terms of Long-Fibers, it seems you have added new capacity there. What sort of operating grade are you running at now and more generally what the industry is running at, just an estimate of that?

Dante Parrini - Glatfelter — SVP and General Manager

Sam, this is Dante. We did add capacity for the Long-Fiber and Overlay business through the rebuild of our PM-9 in Gernsbach which has now been up and running for over a year now and that gave us incremental capacity that we could direct toward both food and beverage markets as well as composite laminate markets. So that has given us an opportunity to capitalize on our opportunities both in teabag and in the coffee pad business which is growing quite aggressively.

In terms of our operating rates, this is a business that does not carry a lot of slack capacity although I will say that we do have some additional room for not only mix improvement but the opportunity to grow in some of our targeted areas. So we do have some room to continue to grow in this space but it’s not like we have an additional paper machine that is idle and waiting for us.

Sam McGovern - CSFB — Analyst

Finally, it looked like capital spending was a little bit lower than we had expected in the fourth quarter. If that is what’s going to move into 2005 and do you have sort of guidance number for that?

Dante Parrini - Glatfelter — SVP and General Manager

You’re right. Our capital spending was very disciplined in 2004 and not all of that will carry over. Some of those projects were further scrutinized in did not pass our hurdles and were therefore canceled. I think if you were to look at our capital spending in totality going forward we’re targeting more a level of 30 to 35 million per year.

Operator

Mark Wilde with Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

I had a few questions. I wondered Dante; can you give us first just a little more color on pricing? Because some parts of the uncoated free sheet market, particularly things like cut size have been a little sloppy in the last two or three months and I never know quite for certain how that translates to your mix?

Dante Parrini - Glatfelter — SVP and General Manager

Yes, I can give you a little bit more general comment on pricing in general. As you know, we really don’t participate in the white commodity paper space, so whether it is cut size or roll offset for commercial printing applications we really do not have much exposure at all there. I would suggest that pricing is very stable in our core markets of book publishing and envelope converting and that we feel reasonably confident in the near term that we will be able to sustain the levels that we have today.

Mark Wilde - Deutsche Bank — Analyst

Would that Dante, imply that they would be any quarter-to-quarter change do you think from fourth quarter to first quarter in terms of price?

Dante Parrini - Glatfelter — SVP and General Manager

Well, I think anytime you come from where we were in ‘04, you have some momentum heading into 2005. So you may see some of that in the first quarter. How material it will be it’s very difficult for me to say at this point.

Mark Wilde - Deutsche Bank — Analyst

Okay and another question just as we think about the near term, you mentioned that Overlay would pick up in the second quarter which I guess implies that you’re not expecting a lot in the first quarter. Can you help us just get some sense of what the impact of a slow first quarter in Overlay might be?

Dante Parrini - Glatfelter — SVP and General Manager

It’s very difficult quantify that in dollars and cents. I would say that we’ve noticed a softening in demand in the order run rate for our composite laminates, more specifically Overlay Papers have softened over the recent few weeks. And we will manage our capacity and our inventory in a way that is most prudent and fits what our expectation for demand for the remainder of ‘05 is. That is about as best as I can give you right now.

Mark Wilde - Deutsche Bank — Analyst

So no sense of whether this — if it stayed slow for the first quarter if it’s 0.5 million or 2 million or —?

Dante Parrini - Glatfelter — SVP and General Manager

It’s really difficult for me to say.

Mark Wilde - Deutsche Bank — Analyst

If we just at another issue for 2005, can you give us some sense of how to think about the cost-cutting and revenue enhancement in terms of how those will be rolling through this year?

John van Roden - Glatfelter — SVP and CFO

Mark, its John. If you recall from my comments I said that we got versus last year’s fourth quarter we got 5 cents per share or better in cost reduction and improved productivity and reduced downtime. Part of that of course is the reduced downtime which we had last year. We had more downtime last year than we had this year. So it isn’t all from the cost reduction and improved productivity programs we put in place.

I would put it this way that we are making excellent progress in getting towards that 15 to $20 million goal that we had in place as of 1-1-06 for full year run rate. And in the fourth quarter and going into the first quarter this year we are under the low end of that rate for the year 2005. So that’s something less than the 15 million that we said we would get for the full year of ‘06 but I am also telling you that we have gotten pretty far down the road.

Mark Wilde - Deutsche Bank — Analyst

So what you are really suggesting is there aren’t going to be any really big quarter-to-quarter pops? We’re going to get some kind of gradual further improvement?

John van Roden - Glatfelter — SVP and CFO

Right.

Mark Wilde - Deutsche Bank — Analyst

If we just turned to a little bit longer term and you have been shedding things like the corporate plane and some of the timberland, I think most of the stuff you’ve got down Rehoboth is probably gone with the last sale. Can you A, confirm that? And then B, just talk with us about the remainder of the timberland?

John van Roden - Glatfelter — SVP and CFO

In that part of a state, we still about 1000 acres left and we are considering selling that. And you can look back at what we have got in the last year and that would give you a pretty good idea of what the average price could be. And we will continue to look for other higher better use pieces. And in regard to the overall we would still have about 80,000 plus acres left and we will continue to analyze what the overall value of the pure timberland is either sold or either for our use to provide fiber.

Mark Wilde - Deutsche Bank — Analyst

Could you and maybe George can answer this — could you see running the Company and running pulp mill at Spring Grove and not owning any timberland?

George Glatfelter - Glatfelter — Chairman and CEO

Yes, I think that I can see that. Now having said that, Mark, it is part of an ongoing analysis that we are engaged with at the current time. The HBU tracts I think are pretty obvious. Monetizing them clearly has benefit to the Company that exceeds their woodland value. The other divestitures when we get into the remaining 80,000, 85,000 acres we’re going to be very thoughtful about that and look very carefully at whether divesting that timberland would have been negative effect on our cost of fiber to the mill. And it would be on that basis that a decision to invest any or all of the remainder would be made.

Mark Wilde - Deutsche Bank — Analyst

Is it fair to say, George, it seems like the guys who are buying timberland have relatively modest return expectations so all things being equal you’d expect them to value the timber higher than you might be able to value the timber?

George Glatfelter - Glatfelter — Chairman and CEO

That could be. I really couldn’t comment on that but your premise is certainly valid.

Mark Wilde - Deutsche Bank — Analyst

Okay and finally do you want to follow up on Sam’s question a little bit just about strategic acquisitions? Can you just give us a sense of what the criteria might be from your standpoint both financially and in terms of the markets you might want to grow in?

George Glatfelter - Glatfelter — Chairman and CEO

Sure. I would be happy to take you through that. First of all, I think you look to our vision. It focuses this business on further specialization. So you can look for us to consider acquisitions that in large part enhance the specialized revenue of the product base and continue to drive our business into markets that are defensible, niche types of businesses.

From the standpoint of the financial burden, don’t look for us to blow the balance sheet up. When we made the Schoeller acquisition, our debt to capital if I recall correctly went back to about 55 percent. That is not a comfortable level for the Glatfelter Company and that is why we have been working so hard to drive it down. I’m not saying that we wouldn’t consider an acquisition that would take us there again, but if we did, we would have to see a clear line of sight to driving that debt level back down. An acquisition would have to be accretive to be of interest to us.

And then finally from the standpoint of the type of acquisition, we approach this from a very disciplined point of view. Perhaps that means that some targets just don’t pass through our filters but we are looking for acquisitions that are consistent with our vision, that exist in parts of the world that we feel we can operate in with manageable risk and that are from the standpoint of a financial burden within our ability to manage.

Mark Wilde - Deutsche Bank — Analyst

Okay actually if I can ask one more, Dante mentioned something about Neenah, which makes it sounds like Neenah probably is at best marginally profitable right now and I just wonder if you can talk about what the things are that you need to do up at Neenah to turn that mill around? I know that you have readjusted the power contracts. You are trying to get down to a more reasonable energy cost level but what are the other elements there?

Dante Parrini - Glatfelter — SVP and General Manager

I think you accurately hit the nail in the head is that we have made progress but we still have a lot more to go in our opinion and there are areas in terms of general mill productivity and cost reduction. We have been doing an awful lot of work on improving our mix so that we can get a higher margin mix of products through that facility. There’s more new product development activity going and we’re going to need to be creative and resourceful in terms of tackling some of the issues that we have in front of us. And we have a number of very talented and committed people working on a number of initiatives that are in various stages of development and execution and that is something that we’re paying very close attention to.

Mark Wilde - Deutsche Bank — Analyst

I will drop back into queue, thanks.

Operator

(OPERATOR INSTRUCTIONS) A follow up from Mark Wilde.

Mark Wilde - Deutsche Bank — Analyst

One other thing. Could we talk a little bit about the book paper market? There has been a lot of talk in the industry about Abitibi and some of the other producers of uncoated ground wood papers having moved a lot more volume into the book paper market? And I wonder if you can just help us understand how much this has affected your portion of the book paper market?

Dante Parrini - Glatfelter — SVP and General Manager

Mark, our overall assessment is that the level of market penetration by ground wood papers in the segments where we compete has been largely unchanged over the recent number of months. I think you might recall that I told you in the fourth quarter that we had very nice unit volume growth in trade book papers among others which again speaks to our value proposition and the improvement that Performance Plus brought to the market which in our opinion is the best in class product in service offering. And we are the number one player in that market and I think all of those things have served us well especially during the settling out that occurred in ‘04 with the transitioning market and some difficulties in terms of product availability and service integrity.

However, we don’t expect the ground wood issue to go away. We know that there are people out there that are focused on redirecting production capacity towards this type of value added grade but if I were to summarize, I would say our backlogs are strong and we continue to gain share and we feel confident about our continuing leadership in book publishing.

Mark Wilde - Deutsche Bank — Analyst

Dante, has there been any move in trade books? Trade book printed offshore or is the turnaround time just too tight to move that offshore?

Dante Parrini - Glatfelter — SVP and General Manager

That’s a good question. If you look at categories like juvenile for example there has been an enormous amount of movement offshore, a lot of four-color work. If you look at tradebook again, the lead times and the turnaround times that are required and you’ve got a lot of linotype and halftones that don’t necessarily lend itself very well to the type of offshoring. So we have not seen any real encroachment in the trade space that we play in from Chinese book producers.

Mark Wilde - Deutsche Bank — Analyst

Have you benefited at all away from just trade book with all of the shake out that we’ve seen in other specialty uncoated mills around the U.S.?

Dante Parrini - Glatfelter — SVP and General Manager

Absolutely. When we talk about the growth in our customized products which are a variety of uncoated specialty grades, we have seen a lot of pull from the market because the market is concerned with the financial stability and the wherewithal of these small nonintegrated producers and we have been able to leverage our expertise in new product development and market development and bring a value proposition to those customers that they are much more comfortable with. That is part of what has propelled our mix improvement in North America, and we see that continuing in ‘05.

Mark Wilde - Deutsche Bank — Analyst

Very good, thanks.

Operator

There appear to be no further questions. This does conclude today’s teleconference. Please disconnect your lines at this time and have a wonderful day.